(m)(4)

ING FUNDS TRUST

SECOND AMENDED AND RESTATED DISTRIBUTION PLAN

CLASS C SHARES

WHEREAS, ING Funds Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, shares of beneficial interest of the Trust are currently divided into series and the series to which this Plan applies are listed on Schedule A (the “Funds”); and

WHEREAS, shares of beneficial interest of the Funds are divided into classes of shares, one of which is designated Class C; and

WHEREAS, the Trust employs ING Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer; and

WHEREAS, the Trust and the Distributor have entered into an Underwriting Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

WHEREAS, the Trust wishes to adopt the Distribution Plan of the Funds with respect to Class C shares as set forth hereinafter.

NOW, THEREFORE, the Trust hereby adopts this Plan on behalf of the Funds with respect to its Class C shares, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1.             A.            The Funds shall pay to the Distributor, as the distributor of the Class C shares of the Funds, a fee for distribution of the shares at the rate of 0.75% on an annualized basis of the average daily net assets of the Funds’ Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority.

2.             The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor’s services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class C shares of the Funds, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Funds.  These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Funds’ Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds.  The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds.  In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan.  Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor.  Payments under the Plan are not tied exclusively to actual distribution expenses, and the payments may exceed distribution expenses actually incurred.

3.             This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust’s Board of Trustees and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.             After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust’s Board of Trustees.  The Plan shall continue in full force and effect as to the Class C shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.             The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purpose for which such expenditures were made.

6.             This Plan may be terminated as to each Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-11 Trustees, or by a vote of a majority of the outstanding voting securities of Class C shares of a Fund, on not more than thirty (30) days’ written notice to the Distributor.  Any agreement related to this Plan with respect to the Class C shares of the Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Class C shares of the Fund, on not more than sixty (60) days’ written notice to the Distributor.  Such agreement shall terminate automatically in the event of its assignment.

7.             This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class C shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.             While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9.             The Trustees shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years fro the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10.          In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

11.          The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

Last Approved:  November 29, 2012

SCHEDULE A

to the

SECOND AMENDED AND RESTATED DISTRIBUTION PLAN

CLASS C SHARES

Name of Fund

ING Floating Rate Fund

ING High Yield Bond Fund

ING Intermediate Bond Fund

ING Strategic Income Fund